EXHIBIT 99.2
                                                                   Press Release

[CELSION GRAPHIC]                                              [CELSION GRAPHIC]

For Further Information Contact:
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Tony Deasey                        Steve Chizzik/Ira Weingarten         Richard Cooper/Jennifer Zimmons
Celsion Corporation                Equity Communications                Strategic Growth International, Inc.
410.290.5390                       973.912.0980                         212.838.1444
tony@celsion.com                   equity@silcom.com                    info@sgi-ir.com
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    CELSION ANNOUNCES RESIGNATION OF EXECUTIVE VICE PRESIDENT DANIEL S. REALE

COLUMBIA, MD - FEBRUARY 23, 2004: CELSION CORPORATION (AMEX: CLN) today announced the resignation of Executive Vice President, Daniel S. Reale. Reale, who spearheaded the recent FDA approval of Celsion's Prolieve(TM)
Thermodilatation BPH treatment system, is resigning to focus his attention on a personal situation.

Dr. Augustine Cheung, Celsion's Chief Executive Officer, said, "We are very sorry to lose Dan's services. During his three years with Celsion, he was the driving force in completing the BPH clinical trials, obtaining FDA approval for the Prolieve product and developing our strategic relationship with Boston Scientific Corporation. We respect his need to deal with his personal situation and extend both our thanks and that of our shareholders for all of his contributions to Celsion during his tenure. We wish him only the best for the future."

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of treatment systems for cancer and other diseases using focused-heat energy, either administered alone, or in combination with other therapeutic devices, heat activated genes and heat activated drugs.

In January 2003, Celsion entered into a strategic alliance with Boston Scientific Corporation (NYSE:BSX) in which Boston Scientific will initially distribute the Prolieve Thermodilatation system worldwide. Boston Scientific currently owns approximately 6% of Celsion's outstanding stock.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in

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New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke
University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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